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                                                                     EXHIBIT 4.1

(ON STANDARD & POOR'S, A DIVISION OF THE MCGRAW-HILL COMPANIES LETTERHEAD)

November 3, 1997

John Nuveen & Company
333 West Wacker Drive
Chicago, Illinois 60606
Re:  NUVEEN TAX-FREE UNIT TRUST, SERIES 969

   This is in response to your requests regarding the above-captioned fund which consists of separate underlying insured and traditional unit investment trusts, SEC file # 333-36235.

INSURED TRUSTS.

   With respect to the insured trusts we have reviewed the information presented to us and have assigned a "AAA" rating to the units of each insured trust and a "AAA" rating to the securities contained in each insured trust. The ratings are direct reflections of the portfolio of each insured trust, which will be composed soley of securities covered by bond insurance policies that insure against default in the payment of principal and interest on the securities contained in each insured trust for as long as they remain outstanding. We understand that the bonds described in the prospectus are the same as those in the attatched list. Since such policies have been issued by MBIA which has been assigned a "AAA" claims paying ability rating by S&P, S&P has assigned a "AAA" to the units of each insured trust and a "AAA" rating to the securities contained in each trust.

   Standard & Poor's will maintain surveillance on the "AAA" rating until thirteen months from the initial Date of Deposit. On this date the rating will be automatically withdrawn by Standard & Poor's unless a post effective letter is requested by the trust.

   You have permission to use the name of Standard & Poor's, a Division of The McGraw-Hill Companies and the above-assigned rating in connection with your dissemination of information relating to the insured trusts provided that it is understood that the ratings are not "market" ratings nor recommendations to buy, hold or sell the units of the insured trusts or the securities contained in the insured trusts. Further, it should be understood the rating on the units of each insured trust does not take into account the extent to which the trust's expenses or portfolio asset sales for less than the principal required to be paid on the portfolio assets. S&P reserves the right to advise its own clients, subscribers, and the public of the ratings. S&P relies on the sponsor and its counsel, accountants, and other experts for the accuracy and completeness of the information submitted in connection with the ratings. S&P does not independently verify the truth or accuracy of any such information.

   This letter evidences our consent to the use of the name of Standard & Poor's, a Division of The McGraw-Hill Companies in connection with the rating assigned to the units of each insured trust in the registration statement or prospectus relating to the units and the trusts. However, this letter should not be construed as a consent by us, within the meaning of section 7 of the Securities Act of 1933, to the use of Standard and Poor's, a Division of The McGraw-Hill Companies in connection with the ratings assigned to the securities contained in the insured trusts. You are hereby authorized to file a copy of this letter with the Securities and Exchange Commission.

   Please be certain to send us three copies of your final prospectus as soon as it becomes available. Should we not receive them within a reasonable time after the closing or should they not conform to certification received by us, we reserve the right to nullify the ratings.
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TRADITIONAL TRUSTS.

   With respect to the traditional unit investment trusts within the above-captioned fund, we have reviewed the information presented to us and we hereby confirm that the ratings indicated in the prospectus as being assigned by Standard & Poor's, a Division of The McGraw-Hill Companies to the securities contained in each traditional trust of such fund are, according to our records, the ratings currently assigned by Standard & Poor's, a Division of The McGraw-Hill Companies to such securities. You understand that Standard & Poor's, a Division of The McGraw-Hill Companies has not consented to, and will not consent to, being named as 'expert' under the federal securities laws, including and without limitation, Section 7 of the Securities Act of 1933, with respect to the ratings on any securities contained in any of the traditional trusts.

   Please note that the "AAA" rating assigned to the units of each insured trust does not apply to the units of any of the traditional trusts.

                                          STANDARD & POOR'S, A DIVISION
                                          OF THE MCGRAW-HILL COMPANIES

                                          Sanford Bragg